SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No.     )

MOBILEIRON, INC.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

60739U204

(CUSIP Number)

12/31/14

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

(Continued on following pages)

Page 1 of 15 Pages

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CUSIP No. 60739U204		Page 2 of 15 Pages

1	Name of reporting person SEQUOIA CAPITAL XII, L.P. (“SC XII”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-5005647
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization DELAWARE
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 8,631,524
	7	Sole dispositive power 0
	8	Shared dispositive power 8,631,524
9	Aggregate amount beneficially owned by each reporting person 8,631,524
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 11.4%
12	Type of reporting person PN

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CUSIP No. 60739U204		Page 3 of 15 Pages

1	Name of reporting person SEQUOIA TECHNOLOGY PARTNERS XII, L.P. (“STP XII”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-5565282
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization DELAWARE
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 322,978
	7	Sole dispositive power 0
	8	Shared dispositive power 322,978
9	Aggregate amount beneficially owned by each reporting person 322,978
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 0.4%
12	Type of reporting person PN

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CUSIP No. 60739U204		Page 4 of 15 Pages

1	Name of reporting person SEQUOIA CAPITAL XII PRINCIPALS FUND LLC (“SC XII PF”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-8738686
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization DELAWARE
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 922,510
	7	Sole dispositive power 0
	8	Shared dispositive power 922,510
9	Aggregate amount beneficially owned by each reporting person 922,510
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 1.2%
12	Type of reporting person OO

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CUSIP No. 60739U204		Page 5 of 15 Pages

1	Name of reporting person SC XII MANAGEMENT, LLC (“SC XII LLC”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-5005544
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization DELAWARE
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
6

Shared voting power

9,877,012 shares of which 8,631,524 shares are directly held by SC XII, 322,978 shares are directly held by STP XII and 922,510 shares are directly held by SC XII PF. SC XII LLC is the General Partner of each of SC XII and STP XII, and the Managing Member of SC XII PF.

	7	Sole dispositive power 0
8

Shared voting power

9,877,012 shares of which 8,631,524 shares are directly held by SC XII, 322,978 shares are directly held by STP XII and 922,510 shares are directly held by SC XII PF. SC XII LLC is the General Partner of each of SC XII and STP XII, and the Managing Member of SC XII PF.

9	Aggregate amount beneficially owned by each reporting person 9,877,012
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 13.0%
12	Type of reporting person OO

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CUSIP No. 60739U204		Page 6 of 15 Pages

1	Name of reporting person SEQUOIA CAPITAL U.S. GROWTH FUND IV, L.P. (“SCGF IV”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-0589567
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization CAYMAN ISLANDS
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 761,104
	7	Sole dispositive power 0
	8	Shared dispositive power 761,104
9	Aggregate amount beneficially owned by each reporting person 761,104
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 1.0%
12	Type of reporting person PN

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CUSIP No. 60739U204		Page 7 of 15 Pages

1	Name of reporting person SEQUOIA CAPITAL USGF PRINCIPALS FUND IV, L.P. (“SCGF IV PF”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-0619227
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization CAYMAN ISLANDS
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 33,531
	7	Sole dispositive power 0
	8	Shared dispositive power 33,531
9	Aggregate amount beneficially owned by each reporting person 33,531
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 Less than 0.1%
12	Type of reporting person PN

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CUSIP No. 60739U204		Page 8 of 15 Pages

1	Name of reporting person SCGF IV MANAGEMENT, L.P. (“SCGF IV MGMT”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-0589559
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization CAYMAN ISLANDS
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
6

Shared voting power

794,634 shares of which 761,104 shares are directly held by SCGF IV and 33,531 shares are directly held by SCGF IV PF. SCGF IV MGMT is the General Partner of each of SCGF IV and SCGF IV PF.

	7	Sole dispositive power 0
8

Shared dispositive power

794,634 shares of which 761,104 shares are directly held by SCGF IV and 33,531 shares are directly held by SCGF IV PF. SCGF IV MGMT is the General Partner of each of SCGF IV and SCGF IV PF.

9	Aggregate amount beneficially owned by each reporting person 794,635
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 1.0%
12	Type of reporting person PN

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CUSIP No. 60739U204		Page 9 of 15 Pages

1	Name of reporting person SC US (TTGP), LTD. (“US TTGP”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-1162638
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization CAYMAN ISLANDS
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 794,635 shares of which 761,104 shares are directly held by SCGF IV and 33,531 shares are directly held by SCGF IV PF. US TTGP is the General Partner of SCGF IV MGMT.
	7	Sole dispositive power 0
	8	Shared dispositive power 794,635 shares of which 761,104 shares are directly held by SCGF IV and 33,531 shares are directly held by SCGF IV PF. US TTGP is the General Partner of SCGF IV MGMT.
9	Aggregate amount beneficially owned by each reporting person 794,635
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 1.0%
12	Type of reporting person OO

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CUSIP No. 60739U204		Page 10 of 15 Pages

ITEM 1.

(a)	Name of Issuer:	MobileIron,Inc.

(b)	Address of Issuer’s Principal Executive Offices:

415 East Middlefield Road
Mountain View, CA 94043

ITEM 2.

(a)	Name of Persons Filing:

Sequoia Capital XII, L.P.

Sequoia Technology Partners XII, L.P.

Sequoia Capital XII Principals Fund, LLC

SC XII Management, LLC

Sequoia Capital U.S. Growth Fund IV, L.P.

Sequoia Capital USGF Principals Fund IV, L.P.

SCGF IV Management, L.P.

SC US (TTGP), Ltd.

SC XII LLC is the General Partner of each of SC XII and STP XII, and the Managing Member of SC XII PF. SCGF IV MGMT is the General Partner of each of SCGF IV and SCGF IV PF. US TTGP is the General Partner of SCGF IV MGMT.

(b)	Address of Principal Business Office or, if none, Residence:

3000 Sand Hill Road, 4-250

Menlo Park, CA 94025

Citizenship:

SC XII LLC, SC XII, STP XII, SC XII PF: Delaware

SCGF IV MGMT, SCGF IV, SCGF IV PF, US TTGP: Cayman Islands

(c)	Title of Class of Securities: Common Stock

(d)	CUSIP Number: 60739U204

ITEM 3.	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	Ownership

SEE ROWS 5 THROUGH 11 OF COVER PAGES

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CUSIP No. 60739U204		Page 11 of 15 Pages

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.  ☐

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

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CUSIP No. 60739U204		Page 12 of 15 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 2015

Sequoia Capital XII, L.P.
Sequoia Technology Partners XII, L.P.

By:	SC XII Management, LLC
General Partner of each

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital XII Principals Fund, LLC

By:	SC XII Management, LLC
its Managing Member

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

SC XII Management, LLC

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital U.S. Growth Fund IV, L.P.
Sequoia Capital USGF Principals Fund IV, L.P.

By:	SCGF IV Management, L.P.
General Partner of each

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SCGF IV Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

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CUSIP No. 60739U204		Page 13 of 15 Pages

SC US (TTGP), Ltd.

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

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CUSIP No. 60739U204		Page 14 of 15 Pages

EXHIBIT 1

AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree that the Schedule 13G relating to the common stock of MobileIron, Inc., and any further amendments thereto, to which this Agreement as to Joint Filing of Schedule 13G is attached as an exhibit is filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: February 10, 2015

Sequoia Capital XII, L.P.
Sequoia Technology Partners XII, L.P.

By:	SC XII Management, LLC
General Partner of each

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital XII Principals Fund, LLC

By:	SC XII Management, LLC
its Managing Member

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

SC XII Management, LLC

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital U.S. Growth Fund IV, L.P.
Sequoia Capital USGF Principals Fund IV, L.P.

By:	SCGF IV Management, L.P.
General Partner of each

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

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CUSIP No. 60739U204		Page 15 of 15 Pages

SCGF IV Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SC US (TTGP), Ltd.

By:	/s/ Douglas Leone
Douglas Leone, Managing Director